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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.)

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Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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        filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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                                WARREN B. KANDERS
                               Two Soundview Drive
                               Greenwich, CT 06830

                                  May 13, 2002

                  VOTE THE ENCLOSED GREEN PROXY CARD -- TODAY!

Dear Fellow Clarus Stockholder:

In my letter dated May 6, 2002, I asked for your support and vote of the GREEN proxy to elect Burtt R. Ehrlich, Nicholas Sokolow and myself (the 'Kanders Nominees') to Clarus' Board of Directors at the Company's Annual Meeting of Stockholders which is only one week away on May 21, 2002. In our letter and in our accompanying proxy materials, we have presented fairly the reasons why we deserve your support and Management's nominees do not.

We stated then that your decision came down to a matter of TRUST. We believe that now more than ever. Since we have sought election of three of the seven directors in order to improve Clarus' dismal financial performance and enhance the value of your stock, Management has subjected us to vicious personal attacks and continues to distort and misrepresent our record of enhancing shareholder value in an effort to distract you from their record of destroying shareholder value.

            CLARUS MANAGEMENT CANNOT HIDE FROM THEIR AWFUL RECORD --
                           WHERE HAS YOUR MONEY GONE?

THE CURRENT BOARD OF DIRECTORS WAS ON WATCH WHEN:

Clarus lost 97% of its market value -- A whopping $1.7 Billion.

Clarus generated almost $200 million in operating losses over the past 27 months.

Clarus produced an annualized burn rate of approximately $30 million.

Clarus' general and administrative expenses bloated to an estimated $6 million, or approximately 50% of Clarus' 2002 estimated gross revenue.

Management was paid generous salaries and BONUSES.

Options were repriced. Don't you wish you could change the price you paid for your Clarus shares?

                  THIS ELECTION COMES DOWN TO A MATTER OF TRUST

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On March 20, 2002, more than a month before Clarus announced its so-called
'expense reduction initiative' and its plan to 'retain a financial advisor to explore strategic alternatives', we sent the Board a letter in which we urged them to retain an independent investment banking firm to evaluate the potential sale of the Company's software technology, maximize shareholder value through redeployment of the Company's capital, including cash and NOL and to drastically reduce the Company's burn rate pending Board review of the strategic alternatives we presented. As Clarus' Management has frantically rushed to implement our suggestions, in a desperate attempt to hide their dismal financial performance, they continue to spread the fiction that we have not presented any 'value enhancing proposal'.

                                WHO DO YOU TRUST?

On March 29, 2002, James J. McDevitt, Clarus C.F.O., in a letter which Clarus did not file with the S.E.C. until we raised the issue, responding to my letter of March 20, promised 'I will contact you by telephone to discuss your nominees, the strategic alternatives that you discuss in your letter and your concerns regarding Clarus' stock performance.' We are still eagerly awaiting his call!

                                WHO DO YOU TRUST?

By suddenly entering into discussions with an 'unnamed party' with respect to a possible undefined 'strategic transaction' only one week prior to the stockholders vote, Management is trying to convince you that they are seeking to enhance shareholder value of their own volition. Do they honestly expect you to believe that they would have taken this action without our prodding?

                                WHO DO YOU TRUST?

Two of Management's nominees, Mark A. Johnson and Todd Hewlin, have lucrative consulting arrangements with Clarus. Yet Management continues to spread the fiction that they are 'independent'.

                      WHO CAN YOU TRUST? YOU CAN TRUST US!

Clarus has tried to portray me and my fellow nominees as short-term investors, looking to make a quick buck. Nothing could be further from the truth. We have established a track record of being long-term investors who have enhanced value for all shareholders and who are committed to good corporate governance.

                                YOU CAN TRUST US!

                     THE THREE KANDERS NOMINEES FOR ELECTION
                   TO THE CLARUS BOARD ARE TRULY INDEPENDENT.

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         We have invested over $3 million in Clarus stock and we hold over
         866,100 (5.6%) of the outstanding shares.

         We have no financial arrangements with Clarus.

         Our interests are totally aligned with your interests as a Clarus stockholder.

                                YOU CAN TRUST US!

The Kanders Nominees are seasoned directors of public companies and long term investors with proven public records of substantially increasing stockholder value. During the past ten years, I and the other Kanders Nominees have made significant investments in and have served on the Boards of Directors of New York Stock Exchange and Nasdaq listed companies, including Armor Holdings, Inc.
(NYSE), Benson Eyecare Corporation (NYSE) and Langer, Inc. (Nasdaq). Under the guidance of one or more of the Kanders Nominees, the value and price per share of each of these companies has increased dramatically:

         Armor: The price per share increased from $0.76 in January 1996, the date of our initial investment, to $26.80 on May 2, 2002.

         Langer: The price per share increased from $1.52 in February 2001, the date of our initial investment, to $8.15 on May 2, 2002.

         Benson: The price per share increased from $0.375 in January 1992, the date of our initial investment, to $10.25 in the summer of 1995 when I sold my interest.

                              IT'S TIME FOR CHANGE!


In their letter to stockholders dated May 9, 2002 Management spreads the fiction that stockholders 'are beginning to reap the benefits' of their business plan. Perhaps they are talking about the benefits Management reaped with their high salaries and generous bonuses. And as the stock price fell, Management and the Board sold. While we invested almost $3 million in Clarus stock, Management purchased next to nothing.


The Company is in such an anemic economic condition that not even Clarus' recently retained investment banking firm, U.S. Bancorp Piper Jaffray, believes Management's assertions about 'reaping benefits.' U.S. Bancorp Piper Jaffray states in their Company Note of April 25, 2002:

              'Clarus will need to find a way to sufficiently differentiate its offering in order to generate sufficient sales to attain profitability. At the moment, visibility on this goal is limited.' (Emphasis added).

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              They further state: 'The stock currently trades at 65% of cash, and at the current burn rate, the Company has several more years to turn the ship around.' (Emphasis added). CAN YOU AFFORD TO WAIT?

Despite a record of failing its shareholders, Management fails to recognize that constructive change is needed. We, shareholders of Clarus, recognize that change is needed, their own advisors recognize the desperate state of Clarus -- and yet Management says 'Now is not the time for a change in leadership.' We ask 'What leadership?' 'If not now, when?' Time is running out!

               WE STRONGLY RECOMMEND THAT YOU VOTE TO PROTECT YOUR
            INTERESTS AS A CLARUS SHAREHOLDER BY SIGNING, DATING AND
                  RETURNING THE ENCLOSED GREEN PROXY CARD NOW.

We sincerely appreciate your support no matter how many shares you own. Please vote the GREEN proxy card today.

                                       Very truly yours,
                                       WARREN B. KANDERS

                       TIME IS SHORT_--_EVERY VOTE COUNTS!

Even if you have already signed the white proxy, you can still vote for the Kanders Nominees by signing, dating and returning the GREEN proxy.

                       ONLY THE LATEST DATED PROXY COUNTS.
           DO NOT SIGN THE WHITE PROXY CARD SENT TO YOU BY MANAGEMENT.
                             YOUR VOTE IS IMPORTANT.

If your shares are registered in your own name, please sign, date and mail the enclosed GREEN card to MacKenzie Partners, Inc.

If your shares are held in the name of a brokerage firm, bank nominee or other institution please sign, date and mail the enclosed GREEN proxy card in the self-addressed, stamped envelope provided.

If you have not receved a GREEN proxy card or have any questions or need assistance in voting your shares, please contact our proxy solicitation firm immediately.

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                               105 Madison Avenue
                            New York, New York 10010
                       Email: proxy@mackenziepartners.com
                          Call Collect: (212) 929-5500
                                       or
                            Toll-Free (800) 322-2885
                            Facsimile: (212) 929-0308